Exhibit C

FIDELITY BOND ALLOCATION AGREEMENT

COLUMBIA ACORN TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 as an open-end diversified management investment company (“Acorn”), WANGER ADVISORS TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 as an open-end diversified management investment company (“WAT”), COLUMBIA WANGER ASSET MANAGEMENT, L.P., a Delaware limited partnership and investment adviser to Acorn and WAT (“CWAM”), COLUMBIA MANAGEMENT DISTRIBUTORS, INC., a Massachusetts corporation (“CMD”), and COLUMBIA MANAGEMENT SERVICES, INC., a Massachusetts corporation (“CMS”) (each an “Insured” and collectively, the “Insureds”) agree:

1.     Each Insured shall have "primary" (i.e., minimum assured) coverages under the fidelity bond under which they are insured as identified on Schedule A to this agreement (the "bond"), in the amounts shown on Schedule A.

2.     The bond premium shall be divided among the Insureds in the proportions shown on Schedule A.

3.     Notwithstanding paragraphs 1 and 2, above, CWAM, CMD and CMS (collectively, the “CWAM Entities”) may, from time to time, have a single allocation of primary coverage. During any period when the CWAM entities have a single allocation of primary coverage, this agreement shall govern the allocation of coverage and premiums as among Acorn, WAT and the CWAM Entities, collectively, but shall have no effect on the allocation of coverage or premiums among the CWAM Entities.

4.     The bond is a "claims made" insurance policy. As used in this Agreement, a "policy year" is the period beginning October 1 through the succeeding September 30. A "party loss" is the insured loss (including all related expenses) of a party (which includes the trustees, directors, officers, and other insured employees and agents of a party) that relates to a claim made by that party under the bond relating to a particular policy year.

If only one Insured incurs a party loss in a policy year, the proceeds of the bond for that policy year are allocated to that Insured.

If more than one Insured incurs a party loss relating to a particular policy year, the proceeds of the bond for that policy year shall first be allocated among the Insureds in proportion to their primary coverage as shown on Schedule A, and, if for the particular policy year, after initial allocation, there are remaining proceeds of the bond and there are then Insureds whose party losses have not been paid in full, shall be further allocated to Insureds having excess losses in proportion to their primary coverage, with such allocation repeated until all such losses have been paid or coverage of the bond has been exhausted.

If all party losses relating to a particular party year are not paid at the same time, the Insureds who claim party losses for that policy year shall make such provisions as they deem suitable to the particular circumstances (taking into account the size of any payment received, the size, nature and expected result of any remaining claims, and all other relevant factors) to permit a later reallocation of amounts first paid.

5.     This agreement may be modified or amended from time to time by written agreement of all Insureds or by not less than sixty days written notice by one Insured to each other Insured. Schedule A to this agreement may be revised from time to time by execution of a new Schedule A signed by each of the parties. This agreement shall terminate as to any Insured as of the date that Insured ceases to be an assured under the bond; provided that such termination shall not affect the rights and obligations that have attached under this agreement to a terminating party to the time that the termination becomes effective.

6.     Each Insured agrees to promptly give to the insurer all notices required of it under the bond and to send a copy of each such notice to each other Insured.

Dated: October 1, 2009

COLUMBIA ACORN TRUST By /s/ Bruce H. Lauer Its Treasurer	WANGER ADVISORS TRUST By /s/ Bruce H. Lauer Its Treasurer
COLUMBIA WANGER ASSET MANAGEMENT, L.P. By /s/ Bruce H. Lauer Its Chief Operating Officer	COLUMBIA MANAGEMENT DISTRIBUTORS, INC. By /s/ Stephen Welsh Its Managing Director
COLUMBIA MANAGEMENT SERVICES, INC. By /s/ Stephen Welsh Its President

Schedule A

Schedule A

Bond:      Bond no. 97100108B issued by ICI Mutual Insurance Company

Limit of liability:   $10,000,000

Primary coverage allocable to each insured:	Acorn	$ 6,025,000
	WAT	$ 2,100,000
	CWAM Entities	$ 1,875,000
	Total	$10,000,000

Premium allocable to each insured:	Acorn	$17,694
	WAT	2,297
	CWAM Entities	29,009
	Total	$49,979